EXHIBIT 99.1

Pain Therapeutics Reports Q1 2016 Financial Results

AUSTIN, Texas , May 05, 2016 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE) today reported financial results for the first quarter of 2016.  Net loss in Q1 2016 was $5.8 million, or $0.13 per share, compared to a net loss in Q1 2015 of $2.6 million, or $0.06 per share.

Cash and investments were $28.1 million as of March 31, 2016, with no debt.  We continue to expect net cash usage for the first half of 2016 will be approximately $8 million.

“Our focus continues to be on REMOXY and its potential to receive regulatory approval in 2016,” said Remi Barbier, Chairman, President & CEO. “The REMOXY PDUFA target action date is September 25, 2016.  Between now and then, we look forward to working closely with the FDA during the regulatory review process.”

Financial Highlights for Q1 2016

  At March 31, 2016, cash and investments were $28.1 million, compared to $31.3 million at December 31, 2015.  The Company has no debt.
  Net cash used in Q1 2016 was $3.2 million.
  Research and development expenses increased to $3.6 million in Q1 2016 from $1.1 million in Q1 2015, primarily due to increased activities related to the REMOXY NDA resubmission.  Research and development expenses included non-cash stock-related compensation costs of $0.8 million in Q1 2016 and $0.3 million in Q1 2015.
  General and administrative expenses increased to $2.2 million in Q1 2016 from $1.5 million in Q1 2015 primarily due to increased non-cash stock-related compensation costs of $1.0 million in Q1 2016 compared to $0.6 million in Q1 2015.

About REMOXY (oxycodone capsules CII)
REMOXY is a proprietary, abuse-deterrent, oral, extended-release formulation of oxycodone (CII).  The proposed indication for this drug candidate is for “the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate.”  We developed REMOXY to make oxycodone difficult to abuse yet provide 12 hours of steady pain relief when used appropriately by patients.  In particular, REMOXY’s thick, sticky, high-viscosity formulation may deter unapproved routes of drug administration, such as injection, snorting or smoking.  REMOXY targets the $2.5 billion marketplace for long-acting oxycodone.  We own exclusive, worldwide rights to REMOXY.  The FDA has not yet established the safety or efficacy of REMOXY.

About Opioid Abuse
Opioid drugs such as oxycodone are an important treatment option for patients with severe chronic pain.  However, opioid abuse and misuse remains a serious, persistent problem.  Nearly 19,000 people died from opioid overdose in 2014, according to the NIH’s National Institute on Drug Abuse.  For over a decade, we have pioneered Abuse-Deterrent Formulations (ADFs) to help in the fight against prescription drug abuse.  ADFs attempt to raise the bar on prescription drug abuse by making it more difficult, longer or aversive to tamper with a long-acting opioid formulation, recognizing that no drug or drug formulation can be made abuse-proof.

About Pain Therapeutics, Inc.
We develop proprietary drugs that offer significant improvements to patients and physicians. Our expertise consists of developing new drugs and guiding these through various regulatory and development pathways in preparation for their eventual commercialization.  We generally focus our drug development efforts around disorders of the nervous system, such as chronic pain.  The FDA has not yet established the safety or efficacy of our drug candidates.

NOTE: REMOXY® is a trademark of Pain Therapeutics, Inc.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act").  Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act.  Examples of such statements include, but are not limited to, statements regarding our projected net cash usage in the first half of 2016, the potential for REMOXY to receive regulatory approval in 2016, the REMOXY NDA PDUFA date of September 25, 2016 and the proposed indication for REMOXY.  Such statements are based on management's current expectations, but actual results may differ materially due to various factors.  Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in completion of non-clinical activities for REMOXY and development and testing of our other drug candidates; unexpected adverse side effects or inadequate therapeutic efficacy of our drug candidates; the uncertainty of patent protection for our intellectual property or trade secrets; unanticipated additional research and development, litigation and other costs; and the potential for abuse-deterrent pain medications or other competing products to be developed by competitors and potential competitors or others.  For further information regarding these and other risks related to our business, investors should consult our filings with the U.S. Securities and Exchange Commission.

– Financial Tables Follow –

PAIN THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,
	2016	2015
Operating expenses
Research and development	$3,595	$1,138
General and administrative	2,234	1,457
Total operating expenses	5,829	2,595
Operating loss	(5,829)	(2,595)
Interest income	34	12
Net loss	$(5,795)	$(2,583)

Net loss per share, basic and diluted	$(0.13)	$(0.06)

Weighted-average shares used in computing net loss per share, basic and diluted	45,356	45,356

CONDENSED BALANCE SHEETS
(in thousands)
	March 31, 2016	December 31, 2015(1)
	(Unaudited)
Assets
Current assets
Cash, cash equivalents and marketable securities	$28,114	$31,299
Other current assets	299	392
Total current assets	28,413	31,691
Other assets	213	227
Total assets	$28,626	$31,918
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued development expenses	$1,861	$1,928
Other accrued liabilities	1,483	623
Total current liabilities	3,344	2,551
Non-current liabilities	—	—
Total liabilities	3,344	2,551
Stockholders' equity
Common Stock and additional paid-in-capital	161,715	160,005
Accumulated other comprehensive income	—	—
Accumulated deficit	(136,433)	(130,638)
Total stockholders' equity	25,282	29,367
Total liabilities and stockholders' equity	$28,626	$31,918

(1) Derived from the Company's annual financial statements as of December 31, 2015, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

For More Information Contact:
Peter S. Roddy
Vice President and Chief Financial Officer
Pain Therapeutics, Inc.
proddy@paintrials.com
(512) 501-2450